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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-173284

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 4, 2011

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2011)

$

Hormel Foods Corporation

      % Notes due

         We are offering $                    principal amount of        % notes due                        (the "notes"). We will pay interest on the notes on                        and                         of each year, commencing                        , 2011. The notes will mature on                        ,        and will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

         We may redeem the notes in whole at any time or in part from time to time at the applicable redemption price set forth under "Description of the Notes—Optional Redemption." If a change of control triggering event occurs, unless we have exercised our option to redeem the notes, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes—Repurchase at the Option of the Holders of Notes upon a Change of Control Triggering Event."

         The notes will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         See "Risk Factors" beginning on page S-8 of this prospectus supplement and the risk factors contained in our quarterly report on Form 10-Q for the quarterly period ended January 30, 2011, which are incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

         The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                        , 2011.

         The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment on or about                        , 2011.

Joint Book-Running Managers

BofA Merrill Lynch		J.P. Morgan
Wells Fargo Securities

The date of this prospectus supplement is                        , 2011.

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date after the dates on the front of this prospectus supplement or the accompanying prospectus, as applicable, or, for information incorporated by reference, as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should read this prospectus supplement along with the accompanying prospectus dated April 4, 2011. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in the accompanying prospectus.

        This prospectus supplement may add to, update or change the information in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, the information in this prospectus supplement will control and will supersede that information in the accompanying prospectus.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to the date of such information.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

        When we refer to "Hormel," "we," "us," "our," and the "company" in this prospectus supplement under the headings "Prospectus Supplement Summary—The Company," "Prospectus Supplement Summary—Summary Consolidated Financial Data," and "Capitalization," we are referring to Hormel Foods Corporation and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus supplement, we refer only to Hormel Foods Corporation unless the context indicates otherwise.

 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including statements incorporated by reference herein and therein, contain "forward-looking" information within the meaning of the federal securities laws. The "forward-looking" information may include statements concerning our outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts.

        The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information. When used in this prospectus supplement and the accompanying prospectus, including statements incorporated by reference herein and therein, the words or phrases "should result," "believe," "intend," "plan," "are expected to," "targeted," "will continue," "will approximate," "is anticipated," "estimate," "project," or similar expressions are intended to identify forward-looking statements within the meaning of the Reform Act. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected.

        The discussion of risk factors under the caption "Risk Factors" in this prospectus supplement and in the information incorporated by reference contains certain cautionary statements regarding our business, which should be considered by investors and others. Such risk factors should be considered in conjunction with any discussions of operations or results by us.

        In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and are not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though we have attempted to list comprehensively these important cautionary risk factors, we wish to caution investors and others that other factors may in the future prove to be important in affecting our business or results of operations.

        We caution investors not to place undue reliance on forward-looking statements, which represent current views as of the date made. Forward-looking statements are inherently at risk to any changes in the national and worldwide economic environment, which could include, among other things, economic conditions, political developments, currency exchange rates, interest and inflation rates, accounting standards, taxes, and laws and regulations affecting us and our markets.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information about us and the notes being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in the notes. For a more complete understanding of our company, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference and the other documents to which we have referred you.

 The Company

        Hormel Foods Corporation is a multinational manufacturer and marketer of consumer-branded food and meat products. We leverage our extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. We enjoy a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. We report our results in the following five segments: Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and All Other.

Grocery Products

        The Grocery Products segment consists primarily of the processing, marketing, and sale of shelf-stable food products sold predominantly in the retail market. This segment also includes the results from our MegaMex Foods, LLC joint venture.

Refrigerated Foods

        The Refrigerated Foods segment includes the Hormel Refrigerated operating segment and the Affiliated Business Units. This segment consists primarily of the processing, marketing, and sale of branded and unbranded pork and beef products for retail, foodservice, and fresh product customers. The Affiliated Business Units include the Farmer John, Burke Corporation, Dan's Prize, Saag's Products, Inc., and Precept Foods businesses. Precept Foods, LLC, is a 50.01 percent owned joint venture between Hormel Foods Corporation and Cargill Meat Solutions Corporation, a wholly-owned subsidiary of Cargill, Incorporated.

Jennie-O Turkey Store

        The Jennie-O Turkey Store segment consists primarily of the processing, marketing, and sale of branded and unbranded turkey products for retail, foodservice, and fresh product customers.

Specialty Foods

        The Specialty Foods segment includes the Diamond Crystal Brands, Century Foods International, and Hormel Specialty Products operating segments. This segment consists of the packaging and sale of various sugar and sugar substitute products, salt and pepper products, liquid portion products, dessert mixes, ready-to-drink products, sports nutrition products, gelatin products, and private label canned meats to retail and foodservice customers. This segment also includes the processing, marketing, and sale of nutritional food products and supplements to hospitals, nursing homes, and other marketers of nutritional products.

All Other

        The All Other segment includes the Hormel Foods International operating segment, which manufactures, markets, and sells our products internationally. This segment also includes the results from our international joint ventures and miscellaneous corporate sales.

Corporate Information

        We were formed in 1891 as an unincorporated business and were subsequently incorporated in Minnesota in 1901. We re-incorporated in Delaware in 1928. Our principal executive offices are located at 1 Hormel Place, Austin, Minnesota 55912-3680. Our main telephone number is (507) 437-5611.

The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of Debt Securities" in the accompanying prospectus.

Issuer	Hormel Foods Corporation.
Notes Offered	$ aggregate principal amount of notes.
Stated Maturity	The notes will mature on , .
Interest Rate	The notes will bear interest at % per annum.
Interest Payment Dates	and of each year, commencing on , 2011.
Ranking
The notes will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, including any other debt securities issued under the indenture, from time to time outstanding. The indenture does not restrict the issuance of indebtedness by us or our subsidiaries. See "Description of the Notes."
Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.
Further Issuances
The indenture does not limit the amount of debt securities that we may issue. We may issue additional debt securities having the same interest rate, maturity date and other terms (except for the price to public and issue date) as the notes offered hereby. Any such additional debt securities, together with the notes offered hereby, will constitute a single series of debt securities under the indenture. No additional debt securities of a series may be issued if an event of default under the indenture has occurred and is continuing with respect to that series of debt securities.
Optional Redemption	We may redeem the notes in whole at any time or in part from time to time at the applicable redemption price as described in the section entitled "Description of the Notes—Optional Redemption."
Offer to Repurchase upon Change of Control Triggering Event
If a change of control triggering event (as defined herein) occurs, we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes—Repurchase at the Option of the Holders of Notes upon a Change of Control Triggering Event."
Certain Covenants	The indenture governing the notes contains covenants that restrict our ability, with certain exceptions, to:
• incur debt for borrowed money secured by liens; and

• engage in sale and leaseback transactions.
See "Description of Debt Securities" in the accompanying prospectus.
DTC Eligibility
The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as "DTC", or its nominee. See "Description of the Debt Securities—Book-Entry, Delivery and Form" in the accompanying prospectus.
Same Day Settlement
Beneficial interests in the notes will trade in DTC's same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.
Use of Proceeds	We expect to receive net proceeds, after deducting the underwriting discount but before deducting other offering expenses, of approximately $ million from this offering. See "Use of Proceeds."
No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.
Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.
Risk Factors
Investing in the notes involves risk. See "Risk Factors" on page S-8 of this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain risks you should consider in connection with an investment in the notes.
Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Summary Consolidated Financial Data

        The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data for the years ended October 29, 2006, October 28, 2007, October 26, 2008, October 25, 2009 and October 31, 2010 from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated financial data for the three months ended January 24, 2010 and January 30, 2011 are derived from our unaudited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The interim unaudited consolidated financial data have been prepared on the same basis as the annual financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Years Ended					Three Months Ended
	October 31, 2010	October 25, 2009	October 26, 2008	October 28, 2007	October 29, 2006	January 30, 2011	January 24, 2010
						(Unaudited)
	(in thousands, except per share amounts)
Operations
Net Sales	$7,220,719	$6,533,671	$6,754,903	$6,193,032	$5,745,481	$1,921,558	$1,727,447
Net Earnings	399,776	345,978	288,635	303,820	285,668	150,035	112,269
Net Earnings Attributable to Hormel Foods Corporation	395,587	342,813	285,500	301,892	286,139	148,826	111,207
% of net sales	5.48%	5.25%	4.23%	4.87%	4.98%	7.75%	6.44%
EBIT(1)	642,386	533,414	513,661	483,920	450,709	234,540	174,614
% of net sales	8.90%	8.16%	7.60%	7.81%	7.84%	12.21%	10.11%
EBITDA(2)	767,977	660,552	639,850	610,658	571,810	265,737	205,464
% of net sales	10.64%	10.11%	9.47%	9.86%	9.95%	13.83%	11.89%
Return on Invested Capital(*)(3)	14.89%	14.09%	13.05%	13.49%	13.91%
Financial Position
Total Assets	4,053,918	3,692,055	3,616,471	3,393,650	3,060,306	4,122,948	3,730,692
Long-term Debt less Current Maturities	—	350,000	350,000	350,005	350,054	—	350,000
Hormel Foods Corporation Shareholders' Investment	2,400,657	2,122,608	2,006,740	1,884,376	1,802,731	2,547,713	2,209,946
Selected Cash Flow Data
Depreciation and Amortization	125,591	127,138	126,189	126,738	121,101	31,197	30,850
Capital Expenditures	89,823	96,961	125,890	125,795	141,516	16,737	18,611
Acquisitions of Businesses	28,104	701	27,225	125,101	78,925	7,207	384
Share Repurchase	69,574	38,147	69,551	86,794	36,978	13,731	16,081
Dividends Paid	109,374	101,376	95,531	81,092	75,840	27,904	25,373
Common Stock (**)
Basic Shares	266,732	268,454	270,721	274,431	275,690	266,560	267,178
Diluted Shares	270,698	270,979	274,256	278,302	279,122	271,740	270,712
Earnings per Share—Basic	1.48	1.28	1.05	1.10	1.04	0.56	0.42
Earnings per Share—Diluted	1.46	1.27	1.04	1.08	1.03	0.55	0.41
Dividends per Share	0.42	0.38	0.37	0.30	0.28	0.1275	0.1050
Hormel Foods Corporation Shareholders' Investment per Share	9.03	7.94	7.46	6.94	6.55	9.54	8.28

(*)
Not meaningful for the three months ended January 30, 2011 and January 24, 2010.

(**)
Shares and per share results have been restated to give effect to the two-for-one stock split. The stock split was approved by our shareholders on January 31, 2011 and was effective February 1, 2011.

  We provide EBIT, EBITDA, and Return on Invested Capital because these measures are useful to investors as indicators of operating strength and performance relative to prior years, and are typically used to benchmark our performance against other companies in our industry. These measures are calculated as follows:

	Years Ended					Three Months Ended
	October 31, 2010	October 25, 2009	October 26, 2008	October 28, 2007	October 26, 2006	January 30, 2011	January 24, 2010
						(Unaudited)
	(in thousands)
(1) EBIT:
Net Earnings Attributable to Hormel Foods Corporation	$395,587	$342,813	$285,500	$301,892	$286,139	148,826	111,207
Plus: Income Tax Expense	224,775	182,169	$172,036	$167,945	$144,404	79,576	57,289
Plus: Interest Expense	26,589	27,995	28,023	27,707	25,636	6,579	6,561
Less: Interest and Investment Income	(4,565)	(19,563)	28,102	(13,624)	(5,470)	(441)	(443)

EBIT	$642,386	$533,414	$513,661	$483,920	$450,709	234,540	174,614
(2) EBITDA:
EBIT per (1) above	$642,386	$533,414	$513,661	$483,920	$450,709	234,540	174,614
Plus: Depreciation and Amortization	125,591	127,138	126,189	126,738	121,101	31,197	30,850

EBITDA	$767,977	$660,552	$639,850	$610,658	$571,810	265,737	205,464
(3) Return on Invested Capital(*):
EBIT per (1) above	$642,386	$533,414	$513,661	$483,920	$450,709
X (1—Effective Tax Rate**)	63.77%	65.30%	62.40%	64.25%	66.46%

After-tax EBIT	409,631	348,319	320,522	310,941	299,541
Divided by:
Total Debt	350,000	350,000	450,000	420,054	350,420
Hormel Foods Corporation Shareholders' Investment	2,400,657	2,122,608	2,006,740	1,884,376	1,802,731

Total Debt and Shareholders' Investment	2,750,657	2,472,608	2,456,740	2,304,430	2,153,151

Return on Invested Capital	14.89%	14.09%	13.05%	13.49%	13.91%

(*)
Not meaningful for the three months ended January 30, 2011 and January 24, 2010.

(**)
Excluding earnings attributable to noncontrolling interests.

RISK FACTORS

        An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in our quarterly report on Form 10-Q for the quarterly period ended January 30, 2011, which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition.

The notes are subject to prior claims of any secured creditors and are effectively subordinated to the existing and future liabilities of our subsidiaries and joint ventures.

        The notes are our senior unsecured obligations and will rank equally with all of our other unsecured unsubordinated debt. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        The notes are our senior unsecured obligations but our assets include equity in our subsidiaries and joint ventures. Our subsidiaries and joint ventures are separate and distinct legal entities from us. As a result, our ability to make payments on the notes depends in part on our receipt of dividends, loan payments and other funds from our subsidiaries and joint ventures. In addition, if any of our subsidiaries or joint ventures becomes insolvent, the direct creditors of that subsidiary or joint venture will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of the notes, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary or joint venture.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

        The indenture under which the notes will be issued does not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

We may not have sufficient funds to purchase the notes upon a change of control triggering event.

        Holders of the notes may require us to purchase their notes upon a change of control triggering event as defined under "Description of the Notes—Repurchase at the Option of the Holders of Notes upon a Change of Control Triggering Event." We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Our failure to purchase the notes as required under the indenture governing the notes would result in an event of default under the indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the Notes—Repurchase at the Option of the Holders of Notes upon a Change of Control Triggering Event."

An active trading market for the notes may not develop.

        There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes;

  •
  the terms related to optional redemption of the notes; and

  •
  the level, direction and volatility of market interest rates generally.

 USE OF PROCEEDS

        We expect to receive net proceeds, after deducting the underwriting discount but before deducting other offering expenses, of approximately $             million from this offering. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including:

  •
  meeting our working capital requirements;

  •
  funding possible acquisitions of, or investments in, businesses and assets;

  •
  funding capital expenditures; and

  •
  repaying or refinancing debt.

CAPITALIZATION

        The following table sets forth:

  •
  our unaudited consolidated capitalization as of January 30, 2011; and

  •
  our unaudited consolidated capitalization as of January 30, 2011, as adjusted to give effect to this offering.

        You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our quarterly report on Form 10-Q for the quarterly period ended January 30, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of January 30, 2011
	Actual	As adjusted
	(dollars in thousands)
Long-term debt:
Notes offered hereby	$—	$
Other	350,000

Total long-term debt	$350,000	$

Shareholders' investment*:
Preferred stock, par value $.01 a share—authorized 160,000,000 shares; issued—none	$—	$
Common stock, non-voting, par value $.01 a share—authorized 400,000,000 shares; issued—none	—
Common stock, par value $.0293 a share—authorized 800,000,000 shares; issued 266,918,934 shares	7,821
Additional paid-in capital	17,996
Accumulated other comprehensive loss	(161,794)
Retained earnings	2,683,690

Total Hormel Foods Corporation shareholders' investment	2,547,713
Noncontrolling interest	4,271

Total shareholders' investment	2,551,984

Total capitalization	$2,901,984	$

*
Shares and par values have been restated to give effect to the two-for-one stock split. The stock split was approved by our shareholders on January 31, 2011 and was effective February 1, 2011.

 DESCRIPTION OF THE NOTES

        This description of the terms of the notes adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. If this summary differs in any way from the summary in the accompanying prospectus, you should rely on the description of the notes in this prospectus supplement. The notes will be issued under the indenture referred to in the accompanying prospectus between us and U.S. Bank National Association, as trustee. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. References to "we," "us" and "our" in this section are only to Hormel Foods Corporation and not Hormel Foods Corporation together with any of its subsidiaries. Certain terms used in this description but not defined herein have the meanings assigned to them in the accompanying prospectus.

General

        The notes will initially be limited to an aggregate principal amount of $            . The notes will mature at 100% of their principal amount on                        ,            . The notes will bear interest from                        , 2011, or from the most recent interest payment date on which we have paid or provided for interest on the notes, at the rate of        % per annum. We will make interest payments on the notes semi-annually in arrears on                        and                         of each year, commencing                        , 2011. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will include accrued interest from and including the date of issue or from and including the most recent interest payment date on which we have paid or provided for interest on the notes to, but excluding, the interest payment date or the redemption date, change of control payment date, or stated maturity date, as the case may be. See "Description of Debt Securities—Interest and Principal Payments" in the accompanying prospectus.

        If an interest payment date, redemption date, change of control payment date, or the stated maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, redemption date, change of control payment date, or the stated maturity date, as the case may be, to the date the payment is made.

        The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under "Description of Debt Securities—Book-Entry, Delivery and Form," in the accompanying prospectus, the notes will not be issuable in certificated form.

Ranking

        The notes will be our direct unsecured obligations and will rank equally with all of our other unsecured unsubordinated debt. The notes are our unsecured senior debt securities but our assets include equity in our subsidiaries and joint ventures. As a result, our ability to make payments on the notes depends in part on our receipt of dividends, loan payments and other funds from our subsidiaries and joint ventures. In addition, if any of our subsidiaries or joint ventures becomes insolvent, the direct creditors of that subsidiary or joint venture will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of the notes, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary or joint venture. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries and joint ventures is commonly referred to as structural subordination. In addition, the notes will effectively rank junior in right of payment to any of our secured indebtedness to the extent of the assets securing such indebtedness.

Further Issues

        The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue debt securities from time to time and debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture.

        The notes will constitute a separate series of debt securities under the indenture, initially limited to $             million. Under the indenture, we may, without the consent of the holders of the notes, issue additional debt securities having the same interest rate, maturity date and other terms (except for the price to public and issue date) as the notes offered hereby. Any such additional debt securities, together with the notes offered hereby, will constitute a single series of debt securities under the indenture. No additional debt securities of a series may be issued if an event of default under the indenture has occurred and is continuing with respect to that series of debt securities.

Optional Redemption

        Before                        ,             (the date that is three months prior to the stated maturity date for the notes), the notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

  (i)
  100% of the principal amount of the notes to be redeemed; and

  (ii)
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below), plus            basis points,

plus, in each case, accrued and unpaid interest thereon to but excluding the date of redemption.

        If the notes are redeemed on or after                        ,             (the date that is three months prior to the stated maturity date for the notes), the notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

        Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the holders of the notes as of the close of business on the relevant record date.

        The following terms are relevant to the determination of the redemption price:

        "Comparable treasury issue" means the United States Treasury security selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable treasury price" means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, (ii) if the quotation agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations, or (iii) if only one reference treasury dealer quotation is received, such quotation.

        "Quotation agent" means the reference treasury dealer appointed by us.

        "Reference treasury dealer" means (i) J.P. Morgan Securities LLC and its successors and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors; provided, however, that if any of the foregoing in (i) or (ii) above shall cease to be a primary U.S. Government securities dealer in New York City (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer, and (iii) any other two primary treasury dealers selected by us.

        "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. See "Description of Debt Securities—Redemption and Repayment of Debt Securities" in the accompanying prospectus.

Repurchase at the Option of the Holders of Notes upon a Change of Control Triggering Event

        If a change of control triggering event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the "change of control offer") on the terms set forth in the notes. In the change of control offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of purchase (the "change of control payment").

        Within 30 days following any change of control triggering event, or, at our option, prior to the date of consummation of any change of control, but after public announcement of the pending change of control, we will mail a notice to holders of notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "change of control payment date"), pursuant to the procedures required by the notes and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the change of control shall be conditioned on the change of control triggering event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the notes by virtue of such conflicts.

        On the change of control payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

  •
  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted.

        The paying agent will promptly pay to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        We will not be required to make a change of control offer upon a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below investment grade rating event" means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any date during the period (the "trigger period") commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control), and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering the possible downgrade of the notes, and a downgrade by each of the rating agencies that has made such an announcement would result in a below investment grade rating event).

        "Change of control" means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than the Hormel Foundation, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock, measured by voting power rather than number of shares; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (5) the first day on which a majority of the members of our Board of Directors cease to be continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (3) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. Based on recent filings made by the Hormel Foundation with the Securities and Exchange Commission, it is the beneficial owner of approximately 47.84% of our common stock.

        "Change of control triggering event" means the occurrence of both a change of control and a below investment grade rating event.

        "Continuing directors" means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Hormel Foundation" means Hormel Foundation, a Minnesota non-profit corporation.

        "Investment grade rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Rating agencies" means each of Moody's and S&P; provided that if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody's or S&P, or either of them, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Voting stock" of any specified person means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase such holder's notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another "person" may be uncertain.

UNDERWRITING

        J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed        % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed        % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be $207,580.

        The underwriters have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain legal matters relating to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

HORMEL FOODS CORPORATION

1 Hormel Place
Austin, Minnesota 55912-3680
(507) 437-5611

Debt Securities

        We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated April 4, 2011.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Hormel Foods Corporation filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf registration process, Hormel Foods Corporation may sell debt securities in one or more offerings.

        When we refer to "Hormel," "our company," "we," "our" and "us" in this prospectus under the headings "The Company" and "Ratio of Earnings to Fixed Charges," we mean Hormel Foods Corporation and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Hormel Foods Corporation unless the context indicates otherwise.

        This prospectus provides you with a general description of the debt securities that we may issue. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." We may also prepare free writing prospectuses that describe particular debt securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        The distribution of this prospectus and the applicable prospectus supplement and the offering of the debt securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," after the date of this prospectus and prior to the time that we sell all the debt securities offered by this prospectus (other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2010, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2011 Annual Meeting of Stockholders;

  •
  Quarterly Report on Form 10-Q for the quarter ended January 30, 2011; and

  •
  Current Reports on Form 8-K filed on December 13, 2010 and February 2, 2011.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Hormel Foods Corporation
Attention: Investor Relations
1 Hormel Place
Austin, Minnesota 55912-3680
Phone: (507) 437-5611

        Neither we, nor any underwriters or agents, have authorized anyone to provide you with information other than that contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We, and any underwriters or agents, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We may only use this prospectus to sell debt securities if it is accompanied by a prospectus supplement. We are only offering these debt securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

 THE COMPANY

        Hormel Foods Corporation, based in Austin, Minnesota, is a multinational manufacturer and marketer of consumer-branded food and meat products. We leverage our extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. We enjoy a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered debt securities will be added to our general funds and may be used to:

  •
  meet our working capital requirements;

  •
  fund possible acquisitions of, or investments in, businesses and assets;

  •
  fund capital expenditures; and

  •
  repay or refinance debt.

Until the net proceeds from the sale of the offered debt securities have been used, we may invest them temporarily in interest-bearing obligations.

 RATIO OF EARNINGS TO FIXED CHARGES

Fiscal Year Ended					Three Months Ended
October 29, 2006	October 28, 2007	October 26, 2008	October 25, 2009	October 31, 2010	January 30, 2011
13.8x	14.2x	13.8x	15.6x	18.4x	27.7x

        The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For the purpose of calculating the ratios of earnings to fixed charges, we calculate earnings by adding fixed charges, amortization of capitalized interest, and distributions from equity method investees, net of income or losses from equity method investees, to pre-tax income from continuing operations before earnings from noncontrolling interests in consolidated subsidiaries. Fixed charges include total interest and a portion of rent expense, which we believe is representative of the interest factor of our rent expense. Interest associated with income tax liabilities is excluded from our calculation.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of our debt securities, which will be senior debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

        The debt securities will be issued under the indenture dated as of April 1, 2011 between us and U.S. Bank National Association, as trustee (the "trustee"), referred to herein as the "indenture."

        We have summarized the anticipated material terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

        The debt securities will be our direct unsecured obligations. The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue debt securities from time to time and debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301)

        The debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated debt.

        The debt securities are our unsecured senior debt securities but our assets include equity in our subsidiaries and joint ventures. As a result, our ability to make payments on our debt securities depends in part on our receipt of dividends, loan payments and other funds from our subsidiaries and joint ventures. In addition, if any of our subsidiaries or joint ventures becomes insolvent, the direct creditors of that subsidiary or joint venture will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary or joint venture. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries and joint ventures is commonly referred to as structural subordination.

        Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of the holders of a series of debt securities, issue additional debt securities of that series having the same interest rate, maturity date and other terms (except for the price to public and issue date) as such debt securities. Any such additional debt securities, together with the initial debt securities, will constitute a single series of debt securities under the indenture. No additional debt securities of a series may be issued if an event of default under the indenture has occurred and is continuing with respect to that series of debt securities.

        A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  any limit on the total principal amount of the debt securities of that series;

  •
  the price at which the debt securities will be issued;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

  •
  the maturity date or dates of the debt securities or the method by which those dates can be determined;

  •
  if the debt securities will bear interest:

  •
  the interest rate on the debt securities or the method by which the interest rate may be determined;

  •
  the date from which interest will accrue;

  •
  the record and interest payment dates for the debt securities; and

  •
  the first interest payment date;

  •
  the place or places where:

  •
  we can make payments on the debt securities;

  •
  the debt securities can be surrendered for registration of transfer or exchange; and

  •
  notices and demands can be given to us relating to the debt securities and under the indenture;

  •
  any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

  •
  any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

  •
  if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the indenture specifically relating to the bearer securities;

  •
  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and, if a composite currency, any special provisions relating thereto;

  •
  any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated, and any provisions relating thereto;

  •
  whether the provisions described below under the heading "—Defeasance" will not apply to the debt securities;

  •
  any events of default that will apply to the debt securities in addition to those contained in the indenture;

  •
  any additions or changes to the covenants contained in the indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

  •
  whether all or part of the debt securities will not be issued as permanent global securities and the extent to which the description of the book-entry procedures described below under "—Book-Entry, Delivery and Form" will not apply to such global securities. A "global security" is a debt security that we issue in accordance with the indenture to represent all or part of a series of debt securities;

  •
  whether all or part of the debt securities will be issued in whole or in part as temporary global securities and, if so, the depositary for those temporary global securities and any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

  •
  any special tax implications of the debt securities;

  •
  any special provisions relating to the payment of any additional amounts on the debt securities; and

  •
  any other terms of the debt securities.

When we use the term "holder" in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Exchange and Transfer

        Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in any place of payment that we may designate. However, holders of global securities may transfer and exchange global securities only in the manner and to the extent set forth under "—Book-Entry, Delivery and Form" below. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

        We will not be required to:

  •
  register the transfer of or exchange debt securities to be redeemed for a period of 15 calendar days preceding the mailing of the relevant notice of redemption; or

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  register the transfer of or exchange any registered debt security selected for redemption, in whole or in part, except the unredeemed or unpaid portion of that registered debt security being redeemed in part. (Section 305)

Interest and Principal Payments

        Payments.    Holders may present debt securities for payment of principal, premium, if any, and interest, if any, register the transfer of the debt securities and exchange the debt securities at the agency maintained by us for such purpose. As of the date of this prospectus, the office is located at U.S. Bank Corporate Trust Services, Attention: Corporate Trust, 60 Livingston Avenue, St. Paul, MN 55107-2292. We refer to the trustee acting in the capacity of a paying agent for the debt securities as the "paying agent."

        Any money that we pay to the paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us, and after that time any holder of a debt security can look only to us for the payments on the debt security. (Section 1003)

        Recipients of Payments.    The paying agent will pay interest to the person in whose name the debt security is registered at the close of business on the applicable record date. Unless otherwise specified in the applicable prospectus supplement, the "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that day is a business day. A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York,

New York. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the debt security. The paying agent will make the payment on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a debt security on the first interest payment date falling after the date of issuance, unless the date of issuance is fewer than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date. An "interest payment date" for any debt security means a date on which, under the terms of that debt security, regularly scheduled interest is payable.

        Book-Entry Debt Securities.    The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of The Depository Trust Company, referred to herein as "DTC," or other depositary specified in the applicable prospectus supplement, as holder of book-entry debt securities, by wire transfer of immediately available funds. The "depositary" means the depositary for global securities issued under the indenture and, unless provided otherwise in the applicable prospectus supplement, means DTC. We expect that the depositary, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry debt securities as shown on the records of the depositary. We also expect that payments by the depositary's participants to owners of beneficial interests in the book-entry debt securities will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

        Certificated Debt Securities.    Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make payments of interest either:

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  by check mailed to the address of the person entitled to payment as shown on the security register; or

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  by wire transfer to an account designated by a holder, if the holder has given written notice not later than 10 calendar days prior to the applicable interest payment date. (Section 307)

Payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a debt security will be made in immediately available funds against presentation and surrender of the debt security at the office of the paying agent.

Redemption and Repayment of Debt Securities

        Optional Redemption by Us.    If applicable, the prospectus supplement will indicate the terms of our option to redeem the debt securities. If we choose to exercise that option, we will do so by mailing a notice of redemption to each holder which, in the case of global securities, will be the depositary, as holder of the global securities, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable prospectus supplement, to the address of each holder as that address appears upon the books maintained by the security registrar. The debt securities will not be subject to any sinking fund.

        A partial redemption of the debt securities may be effected by such method as the trustee shall deem fair and appropriate and the trustee may provide for the selection for redemption of a portion of the principal amount of debt securities held by a holder equal to an authorized denomination. If we redeem fewer than all of the debt securities and the debt securities are then held in book-entry form, the redemption will be made in accordance with the depositary's customary procedures. We have been advised that it is DTC's practice to determine by lot the amount of each participant's debt securities to be redeemed, in case of partial redemption.

        Unless we default in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities called for redemption.

        Repayment at Option of Holder.    If applicable, the prospectus supplement relating to a series of debt securities will indicate that the holders have the option to have us repay the debt securities on a date or dates specified prior to their stated maturity date. Unless otherwise specified in the applicable prospectus supplement, the repayment price will be equal to 100% of the principal amount of the debt securities, together with accrued interest to the date of repayment.

        For us to repay a debt security, the paying agent must receive at least 30 days but not more than 45 days prior to the repayment date:

  •
  the debt security with the form entitled "Option to Elect Repayment" on the reverse of the debt security duly completed; or

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  a telegram, telex, facsimile transmission or letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the debt security, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being exercised and a guarantee that the debt security to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the debt security, will be received by the paying agent not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will be effective only if that debt security and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

        Exercise of the repayment option by the holder of a debt security will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the debt security but, in that event, the principal amount of the debt security remaining outstanding after repayment must be an authorized denomination.

        If a debt security is represented by a global security, the depositary or the depositary's nominee will be the holder of the debt security and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary's nominee will timely exercise a right to repayment of a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant through which it holds an interest in the debt security to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

        We may purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Denominations

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $2,000 each or integral multiples of $1,000 in excess thereof.

Consolidation, Merger or Sale

        The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

  •
  the resulting or acquiring entity, if other than us, is a corporation organized and existing under the laws of the United States or any State thereof and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

  •
  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists. (Section 801)

        If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802)

Modification and Waiver

        Under the indenture, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

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  a change in the stated maturity date of any payment of principal or interest;

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  a reduction in payments due on the debt securities;

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  a change in the place of payment or currency in which any payment on the debt securities is payable;

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  a limitation of a holder's right to sue us for the enforcement of payments due on the debt securities;

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  a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

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  a reduction in the requirements contained in the indenture for quorum or voting;

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  a limitation of a holder's right, if any, to repayment of debt securities at the holder's option; and

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  a modification of any of the foregoing requirements contained in the indenture or those related to waivers of default or compliance with covenants contained in the indenture except to increase the percentage required for any such waiver or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby. (Section 902)

        Under the indenture, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series.

        In addition, under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the indenture, except:

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  a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

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  a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Certain Covenants of the Company

        Limitations on Liens.    Under the indenture, if we or any of our restricted subsidiaries (as defined below) issue, assume or guarantee any debt for borrowed money ("debt") that is secured by a lien on a principal property (as defined below) or stock or debt of a restricted subsidiary owned by us or any of our restricted subsidiaries, we must secure the notes at least equally and ratably with the secured debt. (Section 1004)

        The foregoing restriction shall not apply to:

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  liens on property, shares of stock or indebtedness (herein referred to as "property") of any corporation or other entity existing at the time such corporation or other entity becomes a restricted subsidiary;

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  liens on property existing at the time of acquisition of such property by us or a restricted subsidiary or on property of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with us or a restricted subsidiary, provided that such liens do not attach to or affect property theretofore owned by us or such restricted subsidiary;

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  liens to secure the payment of all or any part of the purchase price of the property subject to such liens, or liens consisting of the interests of lessors in property under capital leases of such property;

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  liens on property of a restricted subsidiary securing debt owed to us or to another restricted subsidiary;

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  liens on property in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including liens to secure debt of the industrial revenue bond type);

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  liens existing at the date of the indenture;

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  liens to secure partial, progress, advance or other payments;

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  liens on property (and improvements thereto) to secure any debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of such property if such debt is incurred prior to, at the time of or within one year after (or pursuant to a commitment obtained within one year after) completion of or the placing into operation (exclusive of test and start-up periods) of such constructed, developed, repaired, altered or improved property;

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  liens arising in connection with contracts with or made at the request of U.S. governmental entities;

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  mechanics', materialmen's, carriers', growers', producers', farmers' and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

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  liens arising from deposits with or the giving of any form of security to any governmental authority required by law or governmental regulation as a condition to the transaction of business or exercise of any privilege, franchise or license;

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  liens for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

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  liens (including judgment liens) arising from legal proceedings;

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  liens incurred or deposits made in the ordinary course of business in connection with or to secure the performance of bids, tenders, leases or trade contracts (other than for the payment of debt) or to secure surety, appeal, indemnity, performance or other similar bonds;

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  liens of any depositary bank consisting of statutory, common law or contractual rights of set-off or recoupment with respect to any deposit account; or

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  any extension, renewal or replacement of these categories of liens.

        However, if the total amount of our debt and the debt of our restricted subsidiaries secured by liens that would otherwise be subject to the foregoing restriction and any attributable debt (as defined below) deemed to be debt subject to the provisions of this paragraph would not exceed 10% of our consolidated shareholders' investment (as defined below) this requirement does not apply.

        Sale and Leaseback.    We will not enter, nor will we permit any restricted subsidiary to enter, into a sale and leaseback transaction of any principal property more than 120 days after our or such restricted subsidiary's acquisition or completion of construction and commencement of full operation of such principal property (except for temporary leases for a term of not more than three years and except for leases between us and a restricted subsidiary or between restricted subsidiaries) unless: (a) we or such restricted subsidiary would be entitled to issue, assume or guarantee debt secured by such principal property at least equal in amount to the attributable debt in respect of such transaction without equally and ratably securing the notes (provided that such attributable debt shall thereupon be deemed to be debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such attributable debt is applied, within 120 days of the effective date of such transaction, to the non-mandatory retirement of our long-term non-subordinated debt or long-term debt of a restricted subsidiary. (Section 1005)

        For purposes of the foregoing discussion of the limitation on liens and sale and leaseback covenants, the following definitions are applicable:

        The term "attributable debt" means the present value (discounted at the inherent interest rate as determined by us in good faith, compounded semi-annually) of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended).

        The term "consolidated shareholders' investment" means, as of any particular time, the total amount of shareholders' investment as shown on our latest consolidated balance sheet contained in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, filed with the SEC.

        The term "subsidiary" means any corporation or other entity that is consolidated in our accounts, any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more subsidiaries, and any other entity of which at least a majority of the voting interest under ordinary circumstances is at the time owned or controlled solely by us or in conjunction with or by one or more subsidiaries.

        The term "restricted subsidiary" means any subsidiary:

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  substantially all of the property of which is located within the continental United States;

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  that owns a principal property; and

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  in which our investment exceeds 5% of our consolidated assets as shown on our latest quarterly financial statements.

However, the term "restricted subsidiary" does not include any subsidiary which is principally engaged in certain types of leasing and financing activities.

        The term "principal property" means any slaughter, processing or manufacturing plant or facility that is located within the continental United States. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that a plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our restricted subsidiaries as an entirety.

        There are no covenants or other provisions that would offer protection to security holders in the event of a highly leveraged transaction, rating downgrade or similar occurrence.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, an "event of default," when used in the indenture with respect to any series of debt securities issued thereunder, means any of the following:

  •
  failure to pay interest on any debt security of that series for 30 days after the payment is due;

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  failure to pay the principal of or any premium on any debt security of that series when due;

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  failure to deposit any sinking fund payment on debt securities of that series when due;

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  failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

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  a default under any agreement or instrument evidencing, or under which we or any restricted subsidiary has outstanding at the time, any indebtedness for money borrowed by us or a restricted subsidiary, and which results in the acceleration of the maturity of an outstanding principal amount of indebtedness greater than $75 million, unless the acceleration is rescinded, or the indebtedness is discharged, within a period of 10 days after we have received written notice of the default in the manner specified in the indenture;

  •
  certain events in bankruptcy, insolvency or reorganization; or

  •
  any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 502, 513)

        The indenture requires us to file an officers' certificate with the trustee each year that states, to the knowledge of the certifying officers, whether or not any defaults exist under the terms of the indenture. (Section 1007) The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, "default" means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture with respect to the debt securities of the applicable series. (Section 602)

        Other than its duties in the case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; or

  •
  exercising any trust or power conferred upon the trustee. (Sections 512, 603)

        The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

  •
  the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

  •
  the trustee has not started such proceeding within 60 days after receiving the request; and

  •
  the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce this payment.

Defeasance

        Defeasance and Discharge.    At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. Unless we specify otherwise in the applicable prospectus supplement, the debt securities offered thereby will be subject to the defeasance and discharge provisions of the indenture, and we will be discharged from our obligations on the debt securities of that series if, among other things:

  •
  we deposit with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities;

  •
  we deliver to the trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit, defeasance and discharge had occurred; and

  •
  if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

        When we use the term "Eligible Instruments" in this section, we mean monetary assets, money market instruments and securities that are payable in U.S. dollars only and essentially risk free as to collection of principal and interest, including:

  •
  direct obligations of the United States backed by the full faith and credit of the United States; or

  •
  any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

        In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of debt securities as described above, then:

  •
  the indenture will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

  •
  holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

        Defeasance of Certain Covenants and Certain Events of Default.    At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. Unless we specify otherwise in the applicable prospectus supplement, the debt securities offered thereby will be subject to the covenant defeasance provisions of the indenture, and if we make the deposit and deliver the opinion of counsel described above in this section under the heading "—Defeasance and Discharge," we will not have to comply with the covenants relating to consolidation, merger or sale (Section 801), limitation on liens (Section 1004), sale and leaseback transactions (Section 1005) and any other covenant we designate when we establish the series of debt securities, and will not have to treat the events described in the fourth bullet point under the heading "—Events of Default" as they relate to such covenants that have been defeased and are no longer in effect and the events described in the fifth, sixth and seventh bullet points under the heading "—Events of Default" as events of default under the indenture in connection with that series. In the event of a covenant defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants specifically designated upon establishing the debt securities, will remain in effect. (Section 1501)

        If we exercise our option not to comply with certain covenants as described above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically relating to any of such covenants, the amount of money and/or Eligible Instruments on deposit with the trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

Payment of Additional Amounts

        Unless we specify otherwise in the applicable prospectus supplement, we will not pay any additional amounts on the debt securities offered thereby to compensate any beneficial owner for any United States tax withheld from payments on such debt securities.

Book-Entry, Delivery and Form

        We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or "Clearstream," and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or "Euroclear," and the book-entry system and procedures from sources that we believe to be reliable.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued as fully registered global securities which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, and The Bank of New York Mellon will act as depositary for Euroclear. We will refer to Citibank, N.A. and The Bank of New York Mellon in these capacities as the "U.S. Depositaries." Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a qualified successor depositary within 90 days after receiving that notice;

  •
  at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

  •
  we in our sole discretion determine that such global security will be exchangeable for definitive securities in registered form or elect to terminate the book-entry system through DTC and notify the trustee of our decision; or

  •
  an event of default with respect to the debt securities represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

        We will make principal and interest payments on all debt securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

  •
  any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security;

  •
  any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

  •
  the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

        DTC has advised us that its current practice is to credit direct participants' accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC's records, upon DTC's receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants, and not of DTC or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

  DTC

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions may require that certain purchasers of debt securities take physical delivery of the debt securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

        We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

        DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such debt securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTCC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

        DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Clearstream

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as an international clearing system. Clearstream holds securities for its participating organizations, or "Clearstream Participants," and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

  Euroclear

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the "Euroclear Operator," under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

        The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission and the National Bank of Belgium.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear Operator.

        Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

        Unless otherwise specified in the applicable prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to

DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Trustee

        From time to time we and certain of our subsidiaries maintain deposit accounts and conduct other bank transactions with the trustee in the ordinary course of business.

Notices

        Unless otherwise specified in the applicable prospectus supplement, any notices required to be given to the holders of the debt securities in global form will be given to the depositary.

Governing Law

        The indenture is, and the debt securities will be, governed by and construed in accordance with New York law.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, beneficial ownership and disposition of the debt securities offered by this prospectus. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder ("Treasury Regulations"), administrative pronouncements of the U.S. Internal Revenue Service ("IRS") and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We will not seek a ruling from the IRS with respect to the matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

        This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor's circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, beneficial ownership and disposition of the debt securities. This summary addresses only debt securities purchased at initial issuance at the original issue price and held as capital assets and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

  •
  securities dealers or brokers, or traders in securities electing mark-to-market treatment;

  •
  banks, thrifts, or other financial institutions;

  •
  insurance companies;

  •
  regulated investment companies or real estate investment trusts;

  •
  tax-exempt organizations;

  •
  retirement plans;

  •
  persons holding our debt securities or shares, as applicable, as part of a "straddle," "hedge," "synthetic security" or "conversion transaction" for U.S. federal income tax purposes, or as part of some other integrated investment;

  •
  partnerships or other pass-through entities;

  •
  persons required to pay the alternative minimum tax;

  •
  certain former citizens or residents of the United States;

  •
  U.S. persons who invest in foreign corporations that are classified as "passive foreign investment companies" or "controlled foreign corporations" for U.S. federal income tax purposes that purchase the debt securities; or

  •
  "U.S. Holders" (as defined below) whose functional currency is not the U.S. dollar.

In addition, with respect to a particular offering of debt securities, the discussion below must be read with the discussion of material U.S. federal income tax consequences that may appear in the applicable prospectus supplement for that offering. When we use the term "holder" in this section, we are referring to a beneficial holder of the debt securities.

        As used herein, a "U.S. Holder" is a beneficial owner of debt securities that, for U.S. federal income tax purposes is, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

        A "Non-U.S. Holder" is any beneficial owner of a debt security that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding debt securities, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities by the partnership.

        THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

        Payments of Interest.    Except as set forth below, interest on debt securities generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time that such interest is paid or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        Original Issue Discount.    Special tax rules apply to debt securities issued with "original issue discount" ("OID") for U.S. federal income tax purposes ("OID debt securities"). In general, debt securities with a maturity of greater than one year will be treated as issued with OID if the "issue price" of the debt securities is less than their "stated redemption price at maturity" unless the amount of such difference is de minimis (less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). Regardless of the regular method of accounting used by a U.S. Holder for U.S. federal income tax purposes, OID generally must be accrued into gross income on a constant-yield basis, in advance of the receipt of the cash attributable to such OID.

        The "issue price" of debt securities will be the initial offering price to the public at which a substantial amount of the debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "stated redemption price at maturity" of debt securities is the sum of all payments to be made on the debt securities other than "qualified stated interest" payments. A "qualified stated interest" payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

        For OID debt securities having a term of more than one year, the amount of OID includible in gross income by a U.S. Holder of the OID debt securities is the sum of the "daily portions" of OID with respect to the OID debt securities for each day during the taxable year in which such U.S. Holder held the OID debt securities. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to such accrual period.

        The amount of OID allocable to any accrual period is generally equal to the excess (if any) of (i) the product of the "adjusted issue price" of the OID debt securities at the beginning of such accrual period and the yield to maturity of the OID debt securities, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (ii) the sum of any qualified stated interest payments allocable to the accrual period. For this purpose, accrual periods may be of any length and may vary in length over the term of the OID debt securities, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period.

        The adjusted issue price of OID debt securities at the start of any accrual period is equal to the issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to the OID debt securities that were not qualified stated interest payments. The following rules apply to determine the amount of OID allocable to an accrual period:

  •
  if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval;

  •
  if the accrual period is the final accrual period, the amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the debt security at the beginning of the final accrual period; and

  •
  if all accrual periods are of equal length, except for an initial shorter accrual period or an initial and a final shorter accrual period, the amount of OID allocable to the initial accrual period may be computed under any reasonable method.

        Under the constant-yield method for accruing OID, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID in successive accrual periods.

        Debt securities may contain provisions allowing the debt securities to be redeemed prior to their stated maturity date at our option or at the option of holders. For purposes of determining yield and maturity, debt securities that may be redeemed prior to their stated maturity date at the option of the issuer generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Conversely, debt securities that may be redeemed prior to their stated maturity date at the option of the holder generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. If the exercise of such an option does not occur, contrary to the assumptions made as of the issue date, then solely for purposes of the accrual of OID, the debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price.

        Variable Rate Debt Securities.    Treasury regulations prescribe special rules for "variable rate debt instruments" that provide for the payment of interest based on certain floating or objective rates. In general, debt securities will qualify as variable rate debt instruments ("variable rate debt instruments") if (i) the issue price of the debt securities does not exceed the total non-contingent principal payments due in respect of the debt securities by more than an amount equal to the lesser of (A) 0.015 multiplied by the product of the total non-contingent principal payments and the number of complete years to maturity from the issue date or (B) 15% of the total non-contingent principal payments, and

(ii) the debt securities provide for stated interest, paid or compounded at least annually, at "current values" of (A) one or more "qualified floating rates," (B) a single fixed rate and one or more qualified floating rates, (C) a single "objective rate," or (D) a single fixed rate and a single objective rate that is a "qualified inverse floating rate." A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        A "qualified floating rate" is any variable rate variations in the value of which rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable rate debt securities are denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 can constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable rate debt securities (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but that is subject to one or more restrictions such as a maximum stated interest rate (i.e., a cap), a minimum stated interest rate (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the variable rate debt securities or are reasonably expected not to have a significant effect on the yield of the variable rate debt securities.

        An "objective rate" is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a "qualified inverse floating rate" if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The Treasury regulations also provide that if debt securities provide for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

        If variable rate debt securities provide for stated interest at either a single qualified floating rate or a single objective rate throughout their term, and such interest is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such variable rate debt securities will constitute qualified stated interest that is included in gross income by U.S. Holders as received or accrued in accordance with their regular methods of accounting for U.S. federal income tax purposes. Thus, such variable rate debt securities generally will not be treated as having been issued with OID unless the variable rate securities are sold at a discount from their stated principal amount, subject to a de minimis exception. In general, the amount of qualified stated interest and OID, if any, that accrues during an accrual period on such variable rate debt securities is determined under the rules described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest that was accrued under the foregoing approach.

        For other variable rate debt securities, the timing and amount of OID and qualified stated interest will be determined by converting the variable rate debt securities into "equivalent fixed rate debt instruments." The conversion of the variable rate debt securities into equivalent fixed rate debt instruments generally involves substituting for any qualified floating rate or qualified inverse floating rate a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the issue date, or substituting for any objective rate (other than a qualified inverse floating rate) a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. In the case of variable rate debt securities that provide for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the variable rate debt securities provide for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable rate debt securities as of their issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse rate, the variable rate debt securities are then converted into equivalent fixed rate debt instruments in the manner described above.

        Once the variable rate debt securities are converted into equivalent fixed rate debt instruments pursuant to the foregoing rules, the timing and amount of OID and qualified stated interest, if any, are determined for the equivalent fixed rate debt instruments by applying the general OID rules to the equivalent fixed rate debt instruments. A U.S. Holder of such variable rate debt securities will account for OID and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instruments. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the equivalent fixed rate debt instruments in the event that such amounts differ from the actual amount of interest accrued or paid on the variable rate debt securities during the accrual period.

        Sale, Retirement or Other Taxable Disposition of Debt Securities.    Upon the sale, retirement or other taxable disposition of debt securities, a U.S. Holder generally will recognize U.S.-source gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder's adjusted tax basis in the debt securities. In general, the U.S. Holder's adjusted tax basis in the debt securities will equal the U.S. Holder's cost for the debt securities, increased by all accrued OID or market discount previously included in gross income and reduced by any amortized premium and any cash payments previously received in respect of the debt securities other than qualified stated interest payments. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the debt securities have been held for more than one year. Under current U.S. federal income tax law, certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

        Medicare Tax.    For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person's "net investment income" for the relevant taxable year and (2) the excess of the U.S. person's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its interest income and net gain from the disposition of the debt securities, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. persons that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the debt securities.

U.S. Federal Income Taxation of Non-U.S. Holders

        Subject to the discussion below concerning backup withholding:

  (a)
  payments of principal and interest (including OID, if any) on the debt securities by us or our paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax and federal income tax, provided that:

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership or a bank receiving interest described in Section 881(c)(3)(A) of the Code;

  •
  the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the Treasury regulations thereunder;

  •
  the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); and

  •
  the certification requirement has been fulfilled with respect to the beneficial owner, as discussed below; and

  (b)
  a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of the debt securities, unless:

  •
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

        The certification requirement referred to in subparagraph (a) above will be fulfilled if (i) the beneficial owner of the debt securities certifies on IRS Form W-8BEN or other successor form, under penalties of perjury, that such beneficial owner is not a U.S. person and provides its name and address, and (ii) the beneficial owner files IRS Form W-8BEN or other successor form with the paying agent, or in the case of debt securities held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of it trade or business, such financial institution files with the paying agent a statement that it has received the IRS Form W-8EBN or other successor form from the beneficial owner and furnishes the paying agent with a copy. With respect to debt securities held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership generally will be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

        If a Non-U.S. Holder of debt securities is engaged in the conduct of a trade or business in the United States, and interest (including OID) on the debt securities, or gain realized on its sale, retirement or other taxable disposition of the debt securities is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder. See "Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders" above. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its effectively connected earnings and profits, subject to certain adjustments. In lieu of the certificates described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the paying agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding.

Backup Withholding and Information Reporting

        U.S. Holders.    In general, a U.S. Holder (other than an exempt recipient) will be subject to information reporting requirements with respect to payments of principal, premium, and interest (including OID) in respect of, and the proceeds from a sale, redemption or other disposition before maturity of the debt securities. In addition, a U.S. Holder may be subject to backup withholding on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

        Non-U.S. Holders.    In general, we or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest (including OID) on the debt securities paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest and dividend payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the debt securities provided that we or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person (as defined in the Code), and we or our paying agent has received from the Non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of debt securities that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of debt securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

        Legislation Affecting Taxation of Debt Securities Held by or through Foreign Entities.    Legislation was enacted in 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on "withholdable payments" made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on such payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. "Withholdable payments" include payments of interest (including OID) from sources within the U.S., as well as gross proceeds from the sale of any property of a type which can produce interest from sources within the U.S. These withholding and reporting requirements will generally apply to payments made after December 31, 2012. However, the withholding tax will not be imposed on payments pursuant to debt securities outstanding as of March 18, 2012. You are urged to consult with your own tax advisors regarding the possible implications of this recently enacted legislation on your investment in the debt securities.

 PLAN OF DISTRIBUTION

        We may sell the debt securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

        Underwriters, dealers and agents that participate in the distribution of the debt securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended, or the "Securities Act," and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered debt securities may be listed.

        The distribution of the debt securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters' obligations with respect to the auction.

        If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

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  commercial and savings banks;

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  insurance companies;

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  pension funds;

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  investment companies; and

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  educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered debt securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

        In connection with any offering of the debt securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such debt securities or any other securities the prices of which may be used to determine payments on such debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of debt securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while the offering is in progress.

        Underwriters may also impose a penalty bid in any offering of debt securities offered under this prospectus through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased debt securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by underwriters may stabilize, maintain or otherwise affect the market price of the debt securities offered under this prospectus. As a result, the price of such debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

LEGAL OPINIONS

        Faegre & Benson LLP, Minneapolis, Minnesota, will issue an opinion about the legality of the debt securities offered by this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule incorporated by reference or included in our Annual Report on Form 10-K for the year ended October 31, 2010, and the effectiveness of our internal control over financial reporting as of October 31, 2010 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and our management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2010 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

$

Hormel Foods Corporation

      % Notes due

Prospectus Supplement
                       , 2011

Joint Book-Running Managers

BofA Merrill Lynch
J.P. Morgan
Wells Fargo Securities